Fund Participation Agreement

This Fund Participation Agreement (“Agreement”), dated as of the 3rd day of January, 2000 is made by and among Nationwide Life Insurance Company and/or Nationwide Life and Annuity Insurance Company (separately and collectively “Nationwide”) and the Nationwide separate account(s) identified on Exhibit A which is attached hereto and may be amended from time to time, and Credit Suisse Asset Management, LLC (“Adviser”), and Provident Distributors, Inc., which serve respectively as adviser and distributor for the mutual funds (the “Funds”) listed on Exhibit A.  The Funds, Credit Suisse Asset Management, LLC, and Provident Distributors, Inc., are collectively referred to throughout this Agreement as “Fund Party.”

WHEREAS, the Contracts allow for the allocation of net amounts received by Nationwide to separate sub-accounts of the Variable Accounts for investment in shares of the Funds and other similar funds; and

WHEREAS, selection of a particular sub-account (corresponding to a particular Fund) is made by the Contract owner; or, in the case of certain group Contracts, by participants in various types of retirement plans which have purchased such group Contracts, and such Contract owners and/or participants may reallocate their investment options among the sub-accounts of the Variable Accounts in accordance with the terms of the Variable Accounts in accordance with the terms of the Contracts; and

WHEREAS, Nationwide and Fund Party mutually desire the inclusion of the Funds as underlying investment media for variable life insurance policies and/or variable annuity contracts (collectively, the “Contracts”) issued by Nationwide;

NOW THEREFORE, Nationwide and Fund Party, in consideration of the promises and undertakings described herein, agree as follows:

1.
Nationwide represents and warrants that the Variable Accounts have been established and are in good standing under Ohio Law; and the Variable Accounts have been registered as unit investment trusts under the Investment Company Act of 1940 (the “1940 Act”) or are exempt from registration pursuant to section 3(c)(11) of the 1940 Act;

2.
Each party recognizes that the services provided for under this Agreement are not exclusive and that the same skill will be used in performing services in similar contexts.  Nationwide will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investments of the Variable Accounts.

3.
Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees, to act as a limited agent of each Fund, for the sole purpose of receiving instructions for the purchase and redemption of Fund shares (from Contract owners or participants making investment allocation decisions under the Contracts) prior to the close of regular trading each Business Day.  “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Funds calculate their net asset value as set forth in the Funds’ most recent Prospectuses and Statements of Additional Information.

Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Funds or to incur any cost or liability on its behalf.  Each communication of orders by Nationwide constitutes a representation that such orders were received by Nationwide prior to the close of regular trading on the New York Stock Exchange on the Business Day on which the purchase or redemption order is priced in accordance with Rule 22c-1 under the 1940 Act.

Each Fund or its agent will use its reasonable best efforts to provide closing net asset value, change in net asset value, dividend or daily accrual rate information and capital gain information by 7:00 p.m. Eastern Time each Business Day to Nationwide.  Nationwide shall use this data to calculate unit values.  Unit values shall be used to process that same Business Day’s Variable Account transactions.  Orders for purchases or redemptions shall be placed with each Fund or its specified agent no later than 9:00 a.m. Eastern Time of the following Business Day.  Orders for shares of Funds shall be accepted and executed at the time they are received by the Fund in proper form and at the net asset value price determined as of the close of trading on the previous Business Day.  The Funds will not accept any order made on a conditional basis or subject to any delay or contingency.  Nationwide shall only place purchase orders for shares of Funds on behalf of its customers whose addresses recorded on Nationwide’s books are in a state or other jurisdiction in which the Funds are registered or qualified for sale, or are exempt from registration or qualification as confirmed in writing by the Funds.

Payment for net purchases shall be wired to a custodial account designated by each Fund or its agent and payment for net redemptions will be wired to an account designated by nationwide.  Dividends and capital gain distributions shall be reinvested in additional Fund shares at net asset value.  Notwithstanding the above, the Funds or its agents shall not be held responsible for providing Nationwide with ex-date net asset value, change in net asset value, dividend or capital gain information when the New York Stock Exchange is closed, when an emergency exists making the valuation of net assets not reasonably practicable, or during any period when the Securities and Exchange Commission (“SEC”) has by order permitted the suspension of pricing shares for the protection of shareholders.

Nationwide agrees to provide Fund Party, upon request, written reports indicating the number of beneficial shareholders that hold interests in the Funds and such other information (including books and records) that Fund Party may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

4.
All expenses incident to the performance by each party under this Agreement shall be paid by such party.  Each Fund or its agent shall promptly provide Nationwide, or cause Nationwide to be provided with, a reasonable quantity of Funds’ Prospectuses, Statements of Additional Information and any supplements.

5.
Nationwide and its agents shall make no representations concerning the Funds or Fund shares except those contained in the Funds’ then current Prospectuses, Statements of Additional Information or other documents produced by Fund Party (or an entity on its behalf) which contain information about the Funds.  Nationwide agrees to allow a reasonable period of time for each Fund or its agent to review any advertising and sales literature drafted by Nationwide (or agents on its behalf) with respect to the Funds prior to submitting such material to any regulator.

6.
Adviser or an entity on its behalf and Nationwide hereby agree and represent that each of their information technology systems will be Year 2000 Compliant in accordance with the Year 2000 Compliance requirements of the SEC and the National Association of Securities Dealers (“NASD”).  Each party shall notify the other if there is a change in the status of their informational technology systems or upon having a reasonable basis for believing that their informational technology systems will not be Year 2000 Compliant.

“Year 2000 Compliant” or “Year 2000 Compliance” shall mean that the systems or software in question shall be able to accurately process date or date-related data, without creating any logical or mathematical inconsistencies, from, into and between the twentieth and twenty-first centuries, when used in accordance with the specifications set forth for such systems or software; provided, however, that neither party shall be responsible for any failure or its systems or software to be Year 2000 Compliant which is caused by or related to the interaction or interface of such systems or software with the systems or software of a third party which are not Year 2000 Compliant.

7.
Adviser represents that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986 (the “Code”), as amended, and that the Funds shall make every effort to maintain such qualification.  Adviser shall promptly notify Nationwide upon having a reasonable basis for believing that the Funds have ceased to so qualify, or that they may not qualify as such in the future.

Adviser represents that the Funds currently comply with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b) of the Federal Tax Regulations and that the Funds will make every effort to maintain the Funds’ compliance with such diversification requirements, unless the Funds are otherwise exempt from Section 817(h) and/or except as otherwise disclosed in each Funds’ Prospectus.  Adviser will notify Nationwide promptly upon having a reasonable basis for believing that the Funds have ceased to so qualify, or that the Funds might not so qualify in the future.  Unless otherwise exempt, Adviser shall provide to Nationwide a statement indicating compliance with Section 817(h) and a schedule of investment holdings, to be received by Nationwide no later than twenty-five (25) days following the end of each calendar quarter.

Nationwide represents that the Contracts are currently treated as annuity contracts or life insurance policies, whichever is appropriate under applicable provisions of the Code, and that it shall make every effort to maintain such treatment.  Nationwide will promptly notify Adviser upon having a reasonable basis for believing that the Contracts have ceased to be treated as annuity contracts or life insurance policies, or that the Contracts may not be so treated in the future.

Unless a Fund is exempt from the requirements of Section 817(h), Nationwide represents that each Variable Account is a “segregated asset account” and that interests in each Variable

Account are offered exclusively through the purchase of a “variable contract”, within the meaning of such terms pursuant to Section 1.817-5(f)(2) of the Federal Tax Regulations, that it shall make every effort to continue to meet such definitional requirements, and that it shall notify Adviser immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they may not be met in the future.

Each party agrees to provide the other with such reports or records as are reasonably requested relating to this Agreement.

8.
As reasonably requested, within five (5) Business Days after the end of each calendar month, each Fund or its agent shall provide or make available to Nationwide a monthly statement of account, which shall confirm all transactions made during that particular month in the Variable Accounts.

9.	Each party agrees to inform the other of the existence of, or any potential for, any material conflicts of interest between the parties and any possible implications of the same.

It is agreed that if it is determined by a majority of the members of the Boards of Directors of the Funds, or a majority of the Funds’ disinterested Directors, that a material conflict exists caused by Nationwide, Nationwide shall, at its own expense, take whatever steps are necessary to remedy or eliminate such material conflict.

It is agreed that if it is determined by Nationwide that a material conflict exists caused by Fund party, Fund Party shall, at its own expense, take whatever steps are necessary to remedy or eliminate such material conflict.

10.	This Agreement shall terminate as to the sale and issuance of new Contracts:

(a)	at the option of Nationwide or Fund Party upon at least 60 days advance written notice to the other;
(b)
at any time, upon Fund Party’s election, if the Funds determine that liquidation of the Funds is in the best interest of the funds and their beneficial owners.  Reasonable advance notice of election to liquidate shall be furnished by Fund Party to permit the substitution of Fund shares with the shares of another investment company pursuant to SEC regulation;

(c)	if the Contracts are not treated as annuity contracts or life insurance policies by the applicable regulations or under applicable rules or regulations;
(d)	if the Variable Accounts are not deemed “segregated asset accounts” by the applicable regulators or under applicable rules or regulations;
(e)
at the option of Nationwide, if Fund share are not available for any reason to meet the requirements of Contracts as determined by Nationwide.  Reasonable advance notice of election to terminate (and time to cure) shall be furnished by Nationwide;

(f)
at the option of Nationwide or Fund Party, upon institution of relevant formal proceedings against the broker-dealer(s) marketing the Contracts, the Variable Accounts, Nationwide or the Funds by the NASD, IRS, the Department of Labor, the SEC, state insurance departments or any other regulation body;

(g)
upon a decision by Nationwide, in accordance with regulations of the SEC, to substitute such Fund shares with the shares of another investment company for Contracts for which the Fund shares have been selected to serve as the underlying investment medium.  Nationwide shall give at least 90 days written notice to Fund Party of any proposal to substitute Fund shares;

(h)
upon assignment of this Agreement unless such assignment is made with the written consent of each other party provided, that the Funds’ principal underwriter may assign its responsibilities hereunder to a principal underwriter that replaces it or to the Funds’ investment adviser; and

(i)
in the event Fund share are not registered, issued or sold pursuant to Federal law, or such law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by Nationwide.  Prompt written notice shall be given by either party to the other in the event the conditions of this provision occur.

11.	Each notice required by this Agreement shall be given orally and confirmed in writing to:

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
One Nationwide Plaza 1-09-V3
Columbus, Ohio  43215
Attention:  Senior Vice President – Life Insurance Operations

With a copy to:

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
One Nationwide Plaza 1-09-V3
Columbus, Ohio  43215
Attention:  Compliance Manager – Securities

Credit Suisse Asset Management, LLC
466 Lexington Avenue
New York, New York  10017
Attention:  Legal Department

Provident Distributors, Inc.
Four Falls Corporate Center, 6th Floor
West Conshohocken, PA  19428-2961
Attention:  Managing Director

Any party may change its address by notifying the other party(ies) in writing.

12.
So long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners.  Nationwide shall distribute all proxy material furnished by Fund Party (provided that such material is received by Nationwide at least 10 business days prior to the date scheduled for mailing to Contract owners) and shall vote Fund shares in accordance with instructions received from the Contract owners who have such interests in such Fund shares.  Nationwide shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from Contract owners, provided that such proportional voting is not prohibited by the Contract owner’s related plan or trust document.  Nationwide and its agents will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Fund shares held for the benefit of such Contract owners.

13. (a)
Nationwide (solely to the extent of the party’s obligations hereunder) agrees to reimburse     and/or indemnify and hold harmless Fund Party and each of its directors, officers, employees, agents and each person, if any, who controls Fund Party within the meaning of the Securities Act of 1933 (the “1933 Act”) (collectively, “Affiliated Party”) against any losses, claims, damages or liabilities (“Losses”) to which Fund Party or any such Affiliated Party may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon, but not limited to:

(i)	any untrue statement or alleged untrue statement of any material fact contained in information furnished by Nationwide;
(ii)
the omission or the alleged omission to state in the Registration Statements or Prospectuses of the Variable Accounts a material fact required to be stated therein or necessary to make the statements therein not  misleading;

(iii)	conduct, statements or representations of Nationwide or its agents, with respect to the sale and distribution of Contracts for which Fund shares are an underlying investment;
(iv)	the failure of Nationwide to provide the services and furnish the materials under the terms of this Agreement;
(v)	a breach of this Agreement or any of the representations contained herein; or
(vi)	any failure to register the Contracts or the Variable Accounts under federal or state securities laws, state insurance laws or to otherwise comply with such laws, rules, regulations or orders.

Provided, however, that Nationwide shall not be liable in any such case to the extent any such statement, omission or representation or such alleged statement, alleged omission or alleged representation was made in reliance upon and in conformity with written information furnished to Nationwide by or on behalf of Fund Party specifically for use herein.

Nationwide shall reimburse any legal or other expenses reasonably incurred by Fund Party or any Affiliated Party in connection with investigation or defending any such Losses, provided, however, that Nationwide shall have prior approval of the use of said counsel or the expenditure of said fees.

This indemnity agreement shall be in addition to any liability, which Nationwide may otherwise have.

(b)
Fund Party (solely to the extent of the party’s obligations hereunder) agrees to indemnify and hold harmless Nationwide and each of its directors, officers, employees, agents and each person, (collectively, “Nationwide Affiliated Party”), who control Nationwide within the meaning of the 1933 Act against any Losses to which Nationwide or any such Nationwide Affiliated Party may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon; but not limited to:

(i)
any untrue statement or alleged untrue statement of any material fact contained in any information furnished by Fund Party, including but not limited to, the Registration Statements, Prospectuses or sales literature of the Funds;

(ii)
the omission or the alleged omission to state in the Registration Statements or Prospectuses of the Funds a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iii)
Fund Party’s failure to keep the Funds fully diversified and qualified as regulated investment companies as required by the applicable provisions of the Code, the 1940 Act, and the applicable regulations promulgated thereunder;

(iv)	the failure of Fund Part to provide the services and furnish the materials under the terms of this Agreement;
(v)	a breach of this Agreement or of any of the representations contained herein; or
(vi)	any failure to register the Funds under Federal or state securities laws or to otherwise comply with such laws, rules, regulations or orders.

Provided, however, that Fund Party shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an act or omission of Nationwide or untrue statement or omission or alleged omission made in conformity with written information furnished to Fund Party by Nationwide specifically for use therein.

Fund Party shall reimburse any reasonable legal or other expenses reasonably incurred by Nationwide or any Nationwide Affiliated Party in connection with investigating or defending any such Losses, provided, however, that Fund Party shall have prior approval of the use of said counsel or the expenditure of said fees.

This indemnity agreement will be in addition to any liability, which Fund Party may otherwise have.

(c)
Each party shall promptly notify the other party(ies) in writing of any situation which presents or appears to involve a claim which may be the subject of indemnification under this Agreement and the indemnifying party shall have the option to defend against any such claim.  In the event the indemnifying party so elects, it shall notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party’s expense, in the defense of such claim.  Notwithstanding the foregoing, the indemnified party shall be entitled to participate in the defense of such claim at its own expense through counsel of its own choosing.  Neither party shall admit to wrongdoing nor make any compromise in any action or proceeding, which may result in finding of wrongdoing by the other party without the other party’s prior written consent.  Any notice given by the indemnifying party to an indemnified party or participation in or control for the litigation of any such claim by the indemnifying party shall in no event be deemed to be an admission by the indemnifying party of culpability, and the indemnifying party shall be free to contest liability among the parties with respect to the claim.

14. The forbearance or neglect of any party to insist upon strict compliance by another party with any of the provisions of this Agreement, whether continuing or not, or to declare a forfeiture of termination against the other parties, shall not be construed as a waiver of any of the rights or privileges of any party hereunder.  No waiver of any right or privilege of any party arising from any default or failure of performance by any party shall affect the rights or privileges of the other parties in the event of a further default or failure of performance.

15. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Delaware, without respect to its choice of law provisions and in accordance with the 1940 Act.  In the case of any conflict, the 1940 act shall control.

16. Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.  Except as particularly set forth herein, neither party assumes any responsibility hereunder, and will not be liable to the other for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

17. Nationwide acknowledges that the identity of Fund Party’s (and its affiliates’ and/or subsidiaries’) customers and all information maintained about those customers constitute the valuable property of Fund Party.  Nationwide agrees that, should it come into contact or possession of any such information (including, but not limited to, lists or compilations of the identity of such customers), Nationwide shall hold such information or property in confidence and shall not use, disclose or distribute any such information or property except with Fund Party’s prior written consent or as required by law or judicial process.

Fund Party acknowledges that the identity of Nationwide’s (and its affiliates’ and/or subsidiaries’) customers and all information maintained about those customers constitute the valuable property of Nationwide.  Fund Party agrees that, should it come into contact or possession of any such information (including, but not limited to, lists or compilations of the identity of such customers), Fund Party shall hold such information or property in confidence and shall not use, disclose or distribute any such information or property except with Nationwide’s prior written consent or as required by law or judicial process.

This section shall survive the expiration or termination of this Agreement.

18. Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

19. This Agreement supersedes any and all prior Fund Participation Agreements made by and between the parties.

20. Except to amend Exhibit A, or as otherwise provided in this Agreement, this Agreement may not be amended or modified except by a written amendment executed by each of the parties.

21. Each party hereto agrees to conduct its activities in good faith in accordance with all applicable laws.  All services to contract owners shall be the responsibility of Nationwide and not Fund Party.

22. This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE LIFE INSURANCE COMPANY AND
NATIONWIDE LIFE AND ANNUITY INSURANCE
COMPANY

Date: __________________	________________________________________________
By:	Joseph P. Rath
Title:	Vice President
Office of Product and Market Compliance

CREDIT SUISSE ASSET MANAGEMENT, LLC

Date: __________________	________________________________________________
By:	Stuart J. Cohen
Title:	Vice President and Legal Counsel

PROVIDENT DISTRUBTORS, INC.

Date: __________________	________________________________________________
By:	Philip H. Kinnhander
Title:	President

EXHIBIT A

This Exhibit corresponds with the Agreement dated January 3, 2000

Variable Accounts of Nationwide	Corresponding Nationwide Contracts	Corresponding Funds
Nationwide Variable Account - II	The Best of America® IV Annuity The Best of America® - America’s Vision Annuity NEBA	• Warburg Pincus Trust – Small Company Portfolio • Warburg Pincus Trust – International Equity Portfolio • Warburg Pincust Trust – Post-Venture Capital Portfolio
Nationwide Variable Account - 8	The Best of America® - America’s Vision Plus Annuity	• Warburg Pincus Trust – Growth & Income Portfolio
Nationwide Variable Account - 9	The Best of America® - America’s Income Annuity	• Warburg Pincus Trust – Growth & Income Fund
Nationwide Variable Account - 9
The Best of America® - America’s Future Annuity
The Best of America® - America’s Choice Annuity
The Best of America® - America’s Vision II Annuity
The Best of America® - America’s Exclusive II Annuity
The Best of America® V Annuity
NEA Valuebuilder Future Annuity
NEA Valuebuilder Select Annuity
• Warburg Pincus Trust – Growth & Income Portfolio • Warburg Pincus Trust – International Equity Portfolio • Warburg Pincus Trust – Post-Venture Capital Portfolio
Nationwide Variable Account - 10	The Best of America® - InvestCare	• Warburg Pincus Trust – Growth & Income Fund
Nationwide VA Separate Account - B	The Best of America® - America’s Exclusive Annuity	• Warburg Pincus Trust – Small Company Portfolio • Warburg Pincus Trust – International Equity Portfolio • Warburg Pincus Trust – Post-Venture Capital Portfolio
Nationwide VLI Separate Account - 2
The Best of America® - Modified Single Premium Variable Life
The Best of America® - Flexible Premium Variable Universal Life
The Best of America® - Last Survivor Flexible Premium Variable Universal Life
The Best of America® - Single Premium Variable Life
The Best of America® - Multiple Payment Variable Life
The Best of America® - Corporate Variable Universal Life
• Warburg Pincust Trust – Small Company Portfolio • Warburg Pincus Trust – International Equity Portfolio • Warburg Pincus Trust – Post-Venture Capital Portfolio

Variable Accounts of Nationwide	Corresponding Nationwide Contracts	Corresponding Funds
Nationwide VLI Separate Account - 3	Multi-Flex Flexible Premium Variable Universal Life Multi-Flex Single Premium Variable Life Multi-Flex Multiple Payment Variable Life	• Warburg Pincus Trust – Small Company Portfolio • Warburg Pincus Trust – International Equity Portfolio • Warburg Pincus Trust – Post-Venture Capital Portfolio
Nationwide VLI Separate Account - 4
The Best of America® - Future Last Survivor Flexible Premium Variable Universal Life
The Best of America® - Future Modified Single Premium Variable Life
The Best of America® - Future Corporate Variable Universal Life
The Best of America® - The Next Generation Flexible Premium Variable Universal Life
• Warburg Pincus Trust – Growth & Income Portfolio • Warburg Pincus Trust – International Equity Portfolio • Warburg Pincus Trust – Post-Venture Capital Portfolio
Nationwide VL Separate Account - C	The Best of America® - Corporate Flexible Premium Variable Universal Life The Best of America® - Flexible Premium Variable Universal Life The Best of America® - Modified Single Premium Variable Life	• Warburg Pincus Trust – Growth & Income Portfolio • Warburg Pincus Trust – International Equity Portfolio • Warburg Pincus Trust – Post-Venture Capital Portfolio
Nationwide VL Separate Account - A	Corporate Flexible Premium Variable Universal Life	• Warburg Pincus Trust – International Equity Portfolio • Warburg Pincus Trust – Post-Venture Capital Portfolio • Warburg Pincus Trust – Small Company Growth Portfolio
Qualified Plans Variable Account (“QPVA”)	Qualified Plans Variable Group Annuity Contracts
•  Warburg Pincus Emerging Growth        Fund – Common Shares
•  Warburg Pincus Global Fixed Income Fund
•  Warburg Pincus Trust – International Equity Portfolio
•  Warburg Pincus Trust – Small Company Growth Portfolio

Nationwide Variable Account	The Soloist Variable Annuity The Successor Annuity	• Warburg Pincus Emerging Growth Fund • Warburg Pincus Global Fixed Income Fund
Government Plans Variable Account (“GPVA”)	Governmental Plans Variable Group Annuity Contract	• Warburg Pincus Emerging Growth Fund • Warburg Pincus Trust – International Equity Portfolio
Nationwide DC Variable Account	Group Flexible Fund Retirement Contracts	• Warburg Pincus Emerging Growth Fund
NACo Variable Account	Group Flexible Fund Retirement Contracts	• Warburg Pincus Emerging Growth Fund – Common Class •
Nationwide Private Placement Variable Account (“NPPVA”)	Variable Life Insurance Policies	• Warburg Pincus Trust – Growth & Income Portfolio